Exhibit 10.3

LENNOX INTERNATIONAL INC.

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made by and between Lennox International Inc., a Delaware corporation (the “Company”), and Alok Maskara (“Executive”), and is effective on Executive’s commencement of employment with the Company (the “Effective Date”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel;

WHEREAS, the Board (as defined in Appendix A) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control exists and that such possibility, and the uncertainty and questions which may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management, including Executives, to their assigned duties without the distraction of potentially disturbing circumstances arising from the possibility of a change in control;

WHEREAS, the Company wishes to enter into this Agreement to protect Executive’s reasonable expectations regarding compensation and duties if a change in control of the Company occurs, thereby encouraging Executive to remain in the employ of the Company notwithstanding the possibility of a change in control;

WHEREAS, it is understood that if Executive has an existing employment agreement (the “Employment Agreement”) with the Company, then this Agreement is intended to provide certain protections to Executive that are not afforded by the Employment Agreement; however, this Agreement is not intended to provide benefits that are duplicative of Executive’s current benefits; and

WHEREAS, upon the Effective Date, this Agreement will supersede all previous agreements, if any, between the Company and Executive that provides benefits to Executive upon a change in control of the Company;

NOW, THEREFORE, the Company and Executive agree as follows:

1.     Term of Agreement. The initial term of this Agreement will commence on the Effective Date and continue in effect through December 31, 2022. On January 1, 2023 and each January 1 thereafter, the term will automatically renew for one additional year (the initial term and all renewals are collectively defined as the “Term”). If a Change in Control (as defined in Appendix A) occurs during the Term, the Term will expire two years following the event that constitutes a Change in Control.

2.     Company’s Obligations.

2.1    General Obligations. The Company agrees, under the conditions described in this Agreement, to pay Executive the Severance Payments (as defined in Section 5.1 below) and the other payments and benefits described in this Agreement. No Severance Payments will be payable under this Agreement unless Executive’s employment is terminated as described in Section 5.1.

2.2    Equity and Other Performance Based Awards. Notwithstanding anything to the contrary in this Agreement, upon a Change in Control, each and every stock option, stock appreciation right, restricted stock award, restricted stock unit award, performance share unit award and other equity-based award and any other performance award (including, but not limited to, cash performance unit award) granted to Executive that is outstanding immediately prior to the Change in Control will (i) immediately vest and become exercisable and any restrictions on the sale or transfer of such shares (other than any such restriction arising by operation of law) with respect to such shares will terminate, and (ii) be considered to have vested at the highest possible award level with respect to each such award.

2.3    Notice of Change in Control. The Company will promptly notify Executive in writing of the occurrence of a Change in Control.

3.     Terms of Employment Post-CIC.

3.1    Employment Period. Upon a Change in Control, the Company agrees to continue Executive in its employ, and Executive agrees to remain in the employ of the Company, in accordance with, and subject to, the terms and provisions of this Agreement, for the period commencing on the date a Change in Control occurs and ending on the second anniversary of the Change in Control (the “CIC Employment Period”).

3.2    Position and Duties.

(i)    During the CIC Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties, and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned by or to Executive at any time during the 90-day period immediately preceding the Change in Control, and (B) Executive’s services will be performed at the location where Executive was employed immediately preceding the Change in Control or at another location within 35 miles thereof.

(ii)    During the CIC Employment Period and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive under this Agreement, to use Executive’s reasonable best efforts to faithfully and efficiently perform those responsibilities. To the extent any activities (including, but not limited to, service on corporate, civic, or charitable boards or committees) have been conducted by Executive prior to the Change in Control, the continued conduct of those activities (or the conduct of activities similar in nature and scope) after the Change in Control will not be deemed to interfere with the performance of Executive’s responsibilities to the Company.

3.3    Compensation and Benefits.

(i)    Annual Base Salary. During the CIC Employment Period, Executive will receive an annual base salary not less than the base salary in effect immediately prior to the Change in Control (“Annual Base Salary”), which will be paid in accordance with the normal business practice of the Company. During this period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as substantially consistent with increases in base salary generally awarded in the ordinary course of business to executives of the Company and its affiliated companies. Any increase in Annual Base Salary will not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary will not be reduced after any such increase and the term “Annual Base Salary” as used in this Agreement will refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” includes, when used with reference to the Company, any company controlled by, controlling or under common control with the Company.

(ii)    Annual Bonus. In addition to Annual Base Salary, Executive will be awarded, for each fiscal year or portion thereof during the CIC Employment Period, an annual bonus (the “Annual Bonus”) in cash equal to no less than the Executive’s target short-term incentive bonus percentage immediately prior to the Change in Control multiplied by the Executive’s Annual Base Salary, prorated for any period consisting of less than twelve full months. The Annual Bonus awarded for a particular fiscal year will be paid no later than the fifteenth day of the third month following the end of that year.

(iii)    Equity and Performance Based Awards. During the CIC Employment Period, Executive will be granted on an annual basis a long-term incentive package consisting of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance share unit awards, and other equity-based awards and performance awards, as selected by the Company, with an aggregate value (as determined by an independent consulting firm selected by Executive and reasonably acceptable to the Company) that will be not less than the aggregate value of the most valuable long-term incentive package awarded Executive in any of the three years immediately preceding the Change in Control.

(iv)    Benefits. During the CIC Employment Period, Executive will be entitled to the following benefits, in each such case, no less favorable, in the aggregate, than the most favorable plan, practice, program or policy of the Company and its affiliates applicable to similarly situated executives immediately in effect prior to the commencement of the Change in Control or in effect at any time after the Change in Control:

(a)    profit-sharing, savings and retirement plans that are tax-qualified under Section 401(a) of the Code (as defined in Appendix A), and all plans that are supplemental to any such tax-qualified plans; and

(b)    welfare benefit plans, practices, policies, and programs; and

(c)    prompt reimbursement for all reasonable expenses incurred by Executive; and

(d)    fringe benefits and perquisites; and

(e)    paid vacation.

4.     Termination of Employment for Disability, Death and Cause.

4.1    Disability. During the CIC Employment Period, during any period that Executive fails to perform Executive’s duties with the Company as a result of incapacity due to physical or mental illness, the Company will pay Executive’s Annual Base Salary to Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to Executive under the terms of the Company’s written plans as in effect during that period, until Executive’s employment is terminated by the Company for Disability (as defined in Appendix A).

4.2    Death. During the CIC Employment Period, in the event of Executive’s death, the Company will pay to Executive’s estate, Executive’s Annual Base Salary, together with all compensation and benefits payable to Executive under the terms of the Company’s written plans as in effect immediately prior to the date of death, through the date Executive’s employment is terminated by death.

4.3    Cause. During the CIC Employment Period, the Company may terminate Executive’s employment for Cause (as defined in Appendix A). In such event, the Company will pay Executive’s Annual Base Salary, together with all compensation and benefits payable to Executive under the terms of the Company’s written plans as in effect immediately prior to the date the Executive’s employment is terminated for Cause.

5.     Termination of Employment by Company without Cause or by Executive for Good Reason.

5.1    Payments to Executive. If Executive’s employment is terminated following a Change in Control and during the CIC Employment Period either (i) by the Company without Cause or (ii) by Executive with Good Reason (as defined in Appendix A), then the Company will pay Executive the amounts, and provide Executive the benefits, set forth in this Section 5.1 (collectively referred to as, “Severance Payments”).

(A)    Cash Payment. In lieu of (x) any further salary and bonus payments to Executive for periods subsequent to the Date of Termination (as defined in Section 7.2 herein), and (y) any severance benefit otherwise payable to Executive under the Employment Agreement, if any, the Company will pay to Executive a lump sum severance payment in cash, on the date that is six months and two days after Executive’s date of termination (the “Designated Date”) from the Company equal to:

(i)    three (3) times the Executive’s Annual Base Salary, plus

(ii)    three (3) times the Executive’s target short-term incentive bonus percentage immediately prior to the Change in Control or in effect at any time after the Change in Control, whichever is greater, multiplied by the Executive’s Annual Base Salary, plus

(iii)    an amount equal to Executive’s target short-term incentive bonus percentage immediately prior to the Change in Control or in effect at any time after the Change in Control, whichever is greater, multiplied by the Executive’s Annual Base Salary, prorated for any period consisting of less than twelve full months, plus

(iv)    payment in lieu of any accrued but unused vacation as of Executive’s Date of Termination, plus

(v)    an amount equal to 15% of Executive’s Annual Base Salary (this amount being paid in lieu of outplacement services), plus

(vi)    an amount equal to 45% of Executive’s Annual Base Salary (this amount being paid in lieu of the perquisites).

(B)    Health and Welfare Benefit Plans. For the 36-month period immediately following the Date of Termination, the Company will provide Executive and covered dependents as of Executive’s Date of Termination, medical and health benefits and group life and supplemental group life substantially similar to those provided to Executive and such covered dependents immediately prior to the Date of Termination (such continuation of benefits referred to as “Welfare Benefit Contribution”). The Company will timely pay or provide to Executive and/or Executive’s family any other amounts or benefits required to be paid or provided or which Executive and/or Executive’s family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other executives and their families on the Date of Termination.

(C)    Certain Pre-Change in Control Terminations. Any provision in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if Executive’s employment with the Company has been terminated by the Company without Cause or by Executive with Good Reason in either case within six (6) months prior to the date on which the Change in Control occurs, then Executive will be entitled to the Severance Payments and other benefits as if Executive’s termination had been following a Change in Control, payable on the Designated Date. Any amounts to be paid to Executive will be reduced by and offset dollar-for-dollar by any severance benefits payable to Executive under the Employment Agreement or any other separation agreement in connection with the termination.

5.2    Potential Payment Reduction.

(A)    Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Executive (including, without limitation, any payment or benefit received in connection with a Change of Control or the termination of the Participant’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part) to any excise tax imposed under Section

4999 of the Code, or any successor provision thereto (the “Excise Tax”), then the Total Payments will be reduced (but in no event to less than zero) in the following order to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code; (ii) cash payments that do constitute deferred compensation within the meaning of Section 409A of the Code; (iii) acceleration of vesting of equity and equity-based awards and non-cash benefits that do not constitute deferred compensation within the meaning of Section 409A of the Code and (iv) acceleration of vesting of equity and equity-based awards and non-cash benefits that do constitute deferred compensation within the meaning of Section 409A of the Code (the payments and benefits in clauses (i), (ii), (iii), and (iv), together, the “Potential Payments”); provided, however, that the Potential Payments will only be reduced if (x) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (y) the net amount of the Total Payment without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(B)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Participant will have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account if, in the opinion of the Company, such portion of the Total Payments does not constitute a “parachute payment” within the meaning of Section 280G(b)(4)(A) of the Code) (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of the Company, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payment will be determined by the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Company and Executive agree that the determinations described in this Section 5.2 will take the form of a letter from the Company accompanied by calculations prepared by the Company and certified by a nationally recognized accounting firm selected by the Company.

6.     Non-exclusivity of Rights. Except as provided in Section 5 of this Agreement, nothing in this Agreement will prevent or limit Executive’s continuing or future participation in any plan, program, policy, or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor will anything in this Agreement limit or otherwise affect any rights Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice, or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination will be payable in accordance with such plan, policy, practice, or program or contract or agreement except as such plan, policy, practice, or program is expressly superseded by this Agreement.

7.     Termination Procedures.

7.1    Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, will be communicated by Notice of Termination to the other party in accordance with Section 11 of this Agreement. The failure by a party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right or preclude asserting such fact or circumstance in enforcing rights under this Agreement. A “Notice of Termination” means a notice that indicates the specific termination provision in this Agreement relied upon and sets forth the Date of Termination.

7.2    Date of Termination. The term “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, (ii) if Executive’s employment is terminated by the Company other than for Cause, the Date of Termination will be the date specified by the Company when it notifies Executive of such termination and (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination will be the date of Executive’s death or the date of Disability. Notwithstanding the preceding section, in the case of any amount or benefits which constitute deferred compensation subject to Section 409A of the Code and where the date of payment or the payment commencement date under this Agreement is the Date of Termination (or equivalent term) of Executive, the date of Executive’s Separation from Service will be deemed to be his Date of Termination (or equivalent term) for purposes of determining the date of payment or the payment commence date under this Agreement and with respect to the Executive. “Separation from Services” will be determined in accordance with the regulations promulgated under Section 409A of the Code [using the default rule under such regulations].

8.     Full Settlement. Subject to the offset provided for in Section 5.1, the Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, mitigation, or other claim, right or action which the Company may have against Executive or others. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (unless Executive’s claim is found by a court of competent jurisdiction to have been frivolous) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (other than Section 10 hereof) or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any such payment pursuant to this Agreement), plus in each case interest on any delayed payment at the “applicable federal rate” in effect under Section 1274(d) of the Code; provided that any reimbursement payment by the Company pursuant to this sentence will be made on or before the last day of the calendar year immediately following the calendar year the fee or expense was incurred.

9.     Successors; Binding Agreement.

9.1    This Agreement is personal to Executive and without the prior written consent of the Company is not assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s heirs, executors, and other legal representatives.

9.2    This Agreement will inure to the benefit of and be binding upon the Company and may only be assigned to a successor described in Section 9.3.

9.3    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” means the Company as earlier defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.    Confidential Information; Certain Prohibited Activities.

10.1    Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its affiliated companies, and their respective businesses, obtained by Executive during Executive’s employment by the Company or any of its affiliated companies and which has not become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After Executive’s Date of Termination, Executive will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it. Except as provided in Subsection 10.4 below, in no event will an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement. Also, within 14 days of the termination of Executive’s employment for any reason, Executive will return to the Company all documents and other tangible items of or containing Company information which are in Executive’s possession, custody, or control.

10.2    Executive agrees that for a period of 36 calendar months following Executive’s Date of Termination, Executive will not, either directly or indirectly, call on, solicit, induce, or attempt to induce any of the employees or officers of the Company whom Executive had knowledge of, or association with, during Executive’s employment with the Company to terminate their association with the Company either personally or through the efforts of his or her subordinates.

10.3    Executive agrees that for a period of 36 calendar months following the Executive’s Date of Termination, Executive will not be employed with, or otherwise assist, any Competing Business in any state in the United States, any province in Canada, or in any substantially similar political subdivision of any other country where Executive has assisted the Company in doing business while employed with the Company. The foregoing does not prohibit ownership of less than 2% of the outstanding stock of a publicly traded company or passive mutual fund investments so long as Executive’s ownership does not involve a controlling interest or other active role in such company. “Competing Business” means any person or entity engaged in activities that involve the conception, development, sale, servicing, or production of any goods or services that are substantially similar in form or purpose to the Company’s goods or services or that would otherwise displace the business opportunities for the Company’s goods and services. Person or entity is broadly defined and will include Executive himself, whether operating as sole proprietorship or in any other manner.

10.4    If Executive breaches any provision of this Section 10, the Company will be entitled to (i) cease any Welfare Benefit Contribution entitlement provided pursuant to Section 5.1(B) hereof, (ii) relief by temporary restraining order, temporary injunction and/or permanent injunction, (iii) recovery of all attorneys’ fees and costs incurred in obtaining such relief, and (iv) any other legal and equitable relief to which it may be entitled, including monetary damages.

11.    Notices. Notices and all other communications provided for in this Agreement will be in writing and will be deemed given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to Executive, to the Executive’s then current residential address and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance with this Section 11, except that notice of change of address will be effective only upon actual receipt:

To the Company:

Lennox International Inc.

2140 Lake Park Blvd.

Richardson, TX 75080

Attention: Chief Human Resources Officer

12.    Miscellaneous. This Agreement may not be amended or modified except by a written agreement executed by the parties or their respective successors and heirs, executors, and other legal representatives. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have under this Agreement, including, without limitation, Executive’s right to terminate employment for Good Reason pursuant to Section 5.1, will not be a waiver of any provision or right of this Agreement. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement will have no force or effect. All references to sections of the Exchange Act or the Code will be deemed also to refer to any successor provisions to such sections. The Company may withhold from any amounts payable under this Agreement applicable federal, state, or local taxes as required to be withheld pursuant to applicable law or regulation.

13.    Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

14.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and will be construed to give effect to such intention.

The parties will, if necessary, amend the terms of this Agreement to the limited extent necessary and possible to comply with the requirements of Section 409A. Each payment due under this Agreement will be considered separate payments due to Executive and not one of a series of payments for purposes of Section 409A.

The signatures below confirm the parties’ acceptance of the terms of this Agreement.

LENNOX INTERNATIONAL INC.

/s/ Todd J. Teske
Todd J. Teske
Lead Independent Director

Date: March 18, 2022

EXECUTIVE

/s/ Alok Maskara
Alok Maskara

Date: March 18, 2022

APPENDIX A

(A)    “Board” means the Company’s Board of Directors.

(B)    “Cause” has the same meaning as set forth in the Employment Agreement, or, if no employment agreement exists, means (a) any violation by Executive of the Company’s written policies as they may exist or be created or modified and made available to Executive from time to time in the future, including, as examples and not as a limitation of the policies to which Executive may be subject, those policies prohibiting discrimination in the workplace, including the prohibition of harassment, on the ground of race, sex, religion, age or any other prohibited basis; (b) any state or federal criminal conviction, including, but not limited to, entry of a plea of nolo contendere or deferred adjudication upon a felony or misdemeanor charge; (c) the commission by Executive of any material act of misconduct or dishonesty related to Executive’s employment; (d) any intentional or grossly negligent action or omission to act which breaches any covenant, agreement, condition or obligation contained in this Agreement; or (e) acts that in any way have a direct, substantial and adverse effect on the Company’s reputation.

(C)    “Change in Control” will be deemed to have occurred upon the occurrence of any of the following events:

(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions will not be deemed to result in a Change in Control: (A) any acquisition by the Company or a Subsidiary, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (C) any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 35% of the Outstanding Company Voting Securities, then no Change in Control will have occurred as a result of such Person’s acquisition and provided, further, that if any Person’s beneficial ownership reaches or exceeds 35% as a result of a reduction in the number of Common Shares then outstanding due to the repurchase of Common Shares by the Company, unless and until such time as such Person will purchase or otherwise become the beneficial owner of additional of voting securities of the Company representing 1% or more of the Outstanding Company Voting Securities;

(ii)    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board” as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a

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director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of the outstanding Common Shares, (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)    approval by the Company’s shareholders of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) above.

(D)    “Code” means the Internal Revenue Code of 1986, as amended.

(E)    “Committee” means the Compensation and Human Resources Committee of the Board.

(F)    “Common Shares” means the common stock, par value $.01 per share, of the Company, and includes stock of any successor, within the meaning of Section 9.3.

(G)    “Company” means Lennox International Inc. and, except in determining under Section (C) of this Appendix A whether or not any Change in Control of the Company has occurred, includes any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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(H)    “Disability” means permanently disabled (completely unable to perform Executive’s duties as defined in the Company’s benefit plans).

(I)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(J)    “Good Reason” means:

(i)    any change in Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any de minimus changes and excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive, or any other assignment to Executive of any duties inconsistent in any respect with such position, authority, duties or responsibilities, other than de minimus inconsistencies or other than, in each case, any such change in duties or such assignment that would clearly constitute a promotion or other improvement in Executive’s position;

(ii)    any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(iii)    the relocation of the principal place of Executive’s employment by more than thirty-five (35) miles from Lennox’s company headquarters, which, as of the Effective Date, is in Richardson, Texas;

(iv)    any failure by the Company to comply with and satisfy the requirements of Section 9.3 of this Agreement, provided that (x) the successor described in Section 9.3 has received, at least ten days prior to the Date of Termination, written notice from the Company or Executive of the requirements of such provision and (y) such failure to be in compliance and satisfy the requirements of Section 9.3 continues as of the Date of Termination;

(v)    in the event that Executive is serving as a member of the Board immediately prior to the Change in Control, any failure to reelect Executive as a member of the Board, unless such reelection would be prohibited by the Company’s By-laws as in effect immediately prior to the Change in Control.

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